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                                                                    Exhibit 99.1
                                                                    ------------

NEWS RELEASE
FOR IMMEDIATE RELEASE                                    Company Contact:
                                                         Arthur A. Koch, Jr.
                                                         Chief Operating Officer
                                                         Chief Financial Officer
                                                         (302) 456-6789
                                                         www.sdix.com
                                                         ------------




       Strategic Diagnostics Reports Third Quarter and Nine Month Results


NEWARK, Del., October 24, 2002 - Strategic Diagnostics Inc. (Nasdaq: SDIX) - a leading provider of antibody products and analytical test kits for the food safety and water quality markets, today reported financial results for the third quarter and nine months ended September 30, 2002.

Revenue for the third quarter of 2002 was $6.1 million, compared with $8.5 million in the third quarter of 2001, which included record levels of StarLink(TM) test kit sales which have declined significantly as StarLink(TM) is being removed from the nation's grain supply. Net income in the third quarter totaled $121,000 or $0.01 per diluted share, compared to net income of $896,000 or $0.05 per diluted share, in the prior year quarter. For the nine months ended September 30, 2002, revenues were $17.4 million, versus $22.8 million in the prior year (a decrease of 23 percent), which prior year included higher levels of StarLink(TM) sales. Net loss for the nine months totaled $799,000, or $0.04 per share, down from net income of $1.9 million, or $0.11 per diluted share in the prior year.

Revenues increased by approximately $543,000 or 10% over the second quarter of 2002 due primarily to increases in food safety product sales and antibody revenues as described below.

Food safety revenues totaled $1.6 million in the third quarter of 2002 versus $3.3 million in the third quarter of 2001 which included the higher levels of StarLink(TM) sales and $1.2 million in the second quarter of 2002. The Company believes its leadership position in GMO testing is continuing to grow. The Company believes that the reliance on GMO technology continues to grow both in the U.S. and abroad, and the demand for the Company's testing products is increasing as well. Sales of GMO tests for cottonseed increased during the quarter over the second quarter of 2002 and SDI believes it now supplies every major cottonseed company (in terms of seed sales) in the U.S. and Australia (two principal regions in the world where GMO technology is utilized). Overall, sales of GMO tests to the seed industry, which includes the cottonseed sales, are expected to grow throughout the rest of the second half of 2002 over the prior year. In addition, the Company believes the outlook for GMO sales in South America is strengthening. One major distributor is expecting as much as a 30% increase in sales to as many as 400,000 tests in South America during 2003 from more than 300,000 tests expected in 2002. The drivers behind this increase include increased concern, particularly in Brazil, over the importation of Roundup(R) Ready seeds from other South American growing regions. Certain state governments in Brazil have begun creating legislation to address these concerns. The state of Parana, an important agricultural state in Brazil, has created legislation requiring that all soy seed and beans grown in Parana or transported through its ports, be tested for the presence of GMOs.

Since the launch of RapidChek(R) lateral flow test for E. coli, several companies with large testing requirements have initiated validation studies, and initial results are favorable. In one such evaluation, the customer conducted tests on more than 400 samples performing side-by-side comparisons against each of four competing products. SDI's RapidChek(R) lateral flow test for E. coli outperformed the competing products in both sensitivity and specificity. In another evaluation, Mr. Kurt Westmoreland, Division Vice President for business operations of Silliker Laboratories had the following comment, "RapidChek(R) is easier to read than other visually-read immunoassay on the market that we have evaluated. Cleaner and clearer lines mean fewer questionable results that have to undergo confirmation, which saves time for our clients and minimizes lab costs." The Company expects certain of these evaluations to be completed during the fourth quarter of 2002 and increased sales thereafter. In addition, the Company has participated in an evaluation of its proprietary RapidChek(R) Media against other enrichment media and RapidChek(R) Media was shown to support and accelerate growth better in samples of E. Coli O157:H7.

Additionally, the Company's research and product development efforts are continuing toward the completion of new products, including tests for the additional food pathogens salmonella and listeria, as well as for proteins in animal feed that are linked to the transmission of BSE, or mad cow disease. The method for animal feed has been designed with multiple tests per strip to address the various analytical requirements throughout the world. In one evaluation, SDI's product was shown to detect as little as 0.1% bovine meat-and-bone meal in feed as well as the same sensitivity for poultry meal in feed. These product features are important to comply with customer specifications and governmental regulations throughout the U.S., Europe and Japan.

The development of the method for salmonella is complete and the Company is proceeding with the submission for a third party validation by the AOAC. Concurrently, the Company is preparing for commercial launch and scaling-up production of the reagents (production in commercial quantities under standard operating procedures) as well as the production of the test kit under SDI's standard manufacturing practices and completing the enrichment protocol. The Company is also completing a licensing agreement of a lateral flow reading instrument to read and record test results from its lateral flow strip tests. The Company is also developing a test for listeria that are expected to reach the marketplace in the first quarter of 2003.

Revenues for the water quality category totaled $1.8 million in the third quarter, a decrease from the $2.2 million in the prior year quarter when the events of September 11, 2001 resulted in a spike in sales of the Microtox(R) toxicity screening methods and is about the same as the $1.8 million reported in the second quarter of 2002. Sales of the Microtox(R) systems have been steadily increasing in 2002 with more than 30 North American cities utilizing the system for drinking water. Reagent sales have increased by 500% since the second quarter of 2001 before the events of September 11, 2001 and are estimated to continue to grow at more than 25% per year. The Company continues to work with customers as they assess their vulnerability to threats of intentional contamination as currently required under U.S. law and is expanding its efforts in the food and beverage industry. The increase in Microtox(R) sales has offset a decrease in sales of tests in the remediation market. Sales in this category have been slower due to weak general economic conditions.

Revenues in the antibody segment totaled $2.6 million in the third quarter of 2002 versus $2.8 million in the third quarter of 2001 and were up 6% from the $2.4 million reported in the second quarter of 2002. Several new or expanded customer relationships were established during the quarter as customers and prospects had the opportunity to validate manufacturing and quality procedures at the expanded manufacturing facilities in Maine. These relationships will develop into increasing sales, as the antibody division earns additional projects under these relationships. The Company's project to develop a point-of-treatment diagnostic test for Bayer's new product Repinotan(TM) is continuing with Bayer's Phase III clinical trials, expected to complete during 2003.

Third quarter manufacturing expenses, which include costs of goods sold, were $2.7 million in the third quarter of 2002 compared to $3.7 million in the prior year third quarter. For the nine months, these expenses totaled $8.7 million in 2002 down from $10.2 million in 2001. The decrease for the quarter and nine months is primarily attributable to the lower StarLink(TM) related lower sales volume in 2002. Gross margins were slightly lower in the third quarter of 2002 than the prior year quarter as the Company's utilization of its manufacturing capacity was less on the StarLink(TM) related lower sales volume in the third quarter of 2002. These margins have improved over the second quarter of 2002 as the Company's efforts to control expenses and consolidate its antibody manufacturing operations as well as the utilization of its capacity at the higher level of activity all have had a positive impact on gross margins. Research and development expenses increased slightly to $804,000 in the third quarter of 2002 compared to $718,000 in the prior year third quarter. For the nine months these expenses totaled $2.4 million in 2002 versus $2.1 million in 2001. These increases are primarily due to continued investment in the previously announced animal feed test for McDonald's Corporation and the lateral flow food pathogen tests. Selling, general and administrative expenses decreased to $2.4 million in the third quarter of 2002 from $2.7 million in the prior year third quarter primarily due to the Company's efforts to lower its expenses, including the consolidation of its antibody facilities in Maine. For the nine months, these expenses totaled $7.9 million in 2002 up from $7.3 million in 2001. These increases in prior quarters were necessary primarily to plan and prepare for the commercial launch of new products including the RapidChek(R) lateral flow test for E. coli.

President and CEO Richard C. Birkmeyer commented, "We are pleased to return to profitability and positive cash flow from operations. We have accomplished this with revenue increases and reductions in expenses and we believe we are well on our way to increased sales and profits performance for the second half of 2002. In the food safety category, the industry response to our first food pathogen test kit, the RapidChek(R) lateral flow test for E. coli, has been exciting. Never in our history have we been able to enter a market with leaders of the food manufacturing industry conducting product validations of the scale currently underway. Our product is performing well and we expect these programs to result in revenue opportunities for the fourth quarter and beyond. We remain optimistic concerning our additional product developments. In the water quality category, our market penetration continues to expand and we are now making inroads to introduce new product applications of Microtox(R) to include food and beverage customers. These prospective customers utilize significant volumes of water in the course of their production and we are demonstrating the benefits of testing these supplies throughout the manufacturing process.

"Furthermore, in an effort to stimulate international sales, we have recruited Ms. Anne Cavanaugh, a cofounder of SDI, to run the European sales office. Anne will manage many key distributor relationships from this office. In addition, Anne will oversee our efforts to expand our base water quality business to include our GMO, food pathogen and antibody products throughout the world. Anne is thoroughly acquainted with the Company and its products, and we are excited to see her resume a key management role. In summary, across all of our markets, we believe we are well positioned to grow our business.

"In other news, I am pleased to report that Mr. Stanley J. Musial has accepted the position of Chief Financial Officer effective November 1, 2002. Stan brings a wealth of business, finance and management experience to our team and we are looking forward to his contribution as we continue to build SDI. Stan joins our Company from Continuum Healthcare where he held the CFO's position and his prior experience includes other emerging businesses in healthcare, environmental services and five years with KPMG, where his responsibilities increased to audit manager in the Philadelphia office. Stan holds a MBA in Finance from Temple University, a B.S. degree in Accounting from The Pennsylvania State University, and is a Certified Public Accountant. We are delighted to have attracted an individual of this caliber to our management team."

In another development, the Company reported that its commercial bank waived the loan covenant covering the required level of EBITDA for the third quarter of 2002 and is presently drafting an amendment to establish minimum EBITDA requirements of $700,000 for the fourth quarter of 2002 and $650,000 for the first quarter of 2003 after which the loan agreement will revert to the original loan convents. The Company reported cash and working capital of $1.3 million and $12.7 million respectively at September 30, 2002.

Conference Call
---------------

A conference call to review third quarter results is scheduled for 11:00 a.m. EDT today. The dial-in number for the live conference call will be (703) 736-7292. A live webcast of the conference call will be available on the company's Web site, www.sdix.com/Investor.asp, as well as www.on24.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on these sites for 30 days. Telephone replays of the call will be available from 2:00 p.m. EDT on October 24, until 11:59 p.m. on October 25. To listen to the telephone replay, dial 888-266-2081 (703-925-2533 outside the U.S.) and enter passcode 6261875.

About Strategic Diagnostics Inc.
--------------------------------
SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI's test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. Trait Check(TM), GMO QuickCheck(TM), and GMO Check(TM) are pending trademarks for SDI.


This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words "anticipate", "enable", "estimate", "intend", "expect", "believe", "potential", "will", "should", "project" "plan" and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining third party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.









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
                                     STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

                                             CONSOLIDATED BALANCE SHEETS
                                   (in thousands, except share and per share data)
                                                     (unaudited)




                                                                             September 30,           December 31,
-------------------------------------------------------------------------------------------------------------------
                                                                                 2002                   2001
-------------------------------------------------------------------------------------------------------------------
  ASSETS
-------------------------------------------------------------------------------------------------------------------
 Current Assets:
     Cash and cash equivalents                                                  $ 1,330                $ 2,379
     Receivables, net                                                             4,703                  4,737
     Inventories                                                                  6,905                  7,639
     Deferred tax asset                                                             861                    861
     Other current assets                                                           805                    504
-------------------------------------------------------------------------------------------------------------------
        Total current assets                                                     14,604                 16,120
-------------------------------------------------------------------------------------------------------------------

  Property and equipment, net                                                     4,079                  4,072
  Other assets                                                                       48                    351
  Deferred tax asset                                                              7,436                  6,875
  Intangible assets, net                                                          7,128                  4,716
-------------------------------------------------------------------------------------------------------------------
        Total assets                                                            $33,295                $32,134
===================================================================================================================
  LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------------------------------------------
  Current Liabilities:
     Accounts payable                                                           $   979                $ 1,620
     Accrued expenses                                                               668                  1,236
     Current portion of long term debt                                              245                  1,333
-------------------------------------------------------------------------------------------------------------------
        Total current liabilities                                                 1,892                  4,189
-------------------------------------------------------------------------------------------------------------------
  Long-term debt                                                                  1,264                  1,174
-------------------------------------------------------------------------------------------------------------------
  Stockholders' Equity
     Preferred stock, $.01 par value, 20,920,648 shares authorized,
        no shares issued or outstanding                                               -                      -
     Common stock, $.01 par value, 35,000,000 shares authorized,
        18,936,122 and 17,858,889 issued and outstanding
        at September 30, 2002 and December 31, 2001, respectively                   189                    178
     Additional paid-in capital                                                  35,270                 31,114
     Accumulated deficit                                                         (5,295)                (4,496)
     Cumulative translation adjustments                                             (25)                   (25)
-------------------------------------------------------------------------------------------------------------------
        Total stockholders' equity                                               30,139                 26,771
-------------------------------------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity                              $33,295                $32,134
===================================================================================================================



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                                       STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES


                                          CONSOLIDATED STATEMENTS OF OPERATIONS
                                     (in thousands, except share and per share data)
                                                       (unaudited)

                                                              Three Months                         Nine Months
                                                           Ended September 30,                    Ended September 30,
------------------------------------------------------------------------------------     -------------------------------
                                                        2002                2001            2002                2001
------------------------------------------------------------------------------------     -------------------------------
NET REVENUES:
------------------------------------------------------------------------------------     -------------------------------
      Product related                                $     5,921         $     8,270     $    16,959         $    22,160
      Contract and other                                     198                 205             480                 590
----------------------------------------------------------------         -----------     -----------         -----------
         Total net revenues                                6,119               8,475          17,439              22,750
----------------------------------------------------------------         -----------     -----------         -----------
OPERATING EXPENSES:
      Manufacturing                                        2,707               3,671           8,736              10,252
      Research and development                               804                 718           2,448               2,142
      Selling, general and administrative                  2,434               2,667           7,938               7,317
----------------------------------------------------------------         -----------     -----------         -----------
         Total operating expenses                          5,945               7,056          19,122              19,711
----------------------------------------------------------------         -----------     -----------         -----------

                                                             174               1,419          (1,683)              3,039
         Operating income (loss)

Interest expense, net                                        (18)                 (4)            (51)                (52)

Gain on sale of assets                                         -                   -             374                  76
----------------------------------------------------------------         -----------     -----------         -----------

Income (loss) before taxes                                   156               1,415          (1,360)              3,063
----------------------------------------------------------------         -----------     -----------         -----------

         Income tax expense (benefit)                         35                 519            (561)              1,174
----------------------------------------------------------------         -----------     -----------         -----------

Net income (loss)                                            121                 896            (799)              1,889
----------------------------------------------------------------         -----------     -----------         -----------

Basic net income (loss) per share                    $      0.01                0.05     $     (0.04)        $      0.11
================================================================         ===========     ===========         ===========

Shares used in computing basic net income
      net income (loss) per share                     18,581,000          16,856,000      18,244,000          16,807,000
================================================================         ===========     ===========         ===========

Diluted net income (loss) per share                  $      0.01         $      0.05     $     (0.04)        $      0.11
================================================================         ===========     ===========         ===========

Shares used in computing diluted net income
      net income (loss) per share                     18,941,000          17,473,000      18,244,000          17,353,000
================================================================         ===========     ===========         ===========
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